Exhibit 99.(p)(24)

Ionic Capital Management LLC

Code of Ethics and Policy Regarding Insider Trading

Purpose and Scope

The Company has a fiduciary duty to place the interests of its Clients ahead of its own. That fiduciary duty further requires that the Company implement and enforce certain minimum standards of conduct that are applicable to all Company personnel in order to protect the confidentiality of material non-public information held by the Company and to govern such employees’ personal securities trading activities. To that end, and in accordance with Section 204A and Rule 204A-1 under the Advisers Act, and Rule 17j-1 under the Investment Company Act of 1940 (collectively, the “Code of Ethics Rules”), the Company has adopted this code of ethics (this “Code”) and policy regarding insider trading (this “Insider Trading Policy”, and collectively with the Code, this “Code of Ethics”). The purpose of this Code of Ethics is to establish guidelines and procedures that are reasonably designed to identify and prevent Company personnel who may have knowledge of the Company’s investments (and investment intentions) from breaching their fiduciary duties to the Company’s Clients or violating applicable securities laws, and to address other situations that may pose a real or potential conflict of interest or the appearance of a real or potential conflict of interest.

The Company considers all Company personnel to be Access Persons subject to this Code of Ethics. Each such Access Person must carefully read the Code of Ethics, sign, date, and return a Certificate of Compliance for this Code of Ethics and Insider Trading Policy, a form of which is included in the Appendix, to the Chief Compliance Officer to confirm that each such Access Person has read and sufficiently understand the policies, procedures and guidelines contained herein. You should keep this copy of this Code of Ethics for your reference.

Certain Definitions

“Access Person” means any Supervised Person, including any officer, director, employee, or principal of the Company who: (i) has access to non-public information regarding any Client’s purchase or sale of Securities (as defined below); or (ii) is involved in making Securities recommendations to Clients, or has access to such recommendations that are non-public. For purposes of this Code of Ethics, the term “Access Persons” shall also include all directors, employees (including temporary employees provided by an agency), officers and principals of the Company.

“Approved Brokerage Firm” means each of E*Trade, TDAmeritrade, Bank of America Merrill Lynch, JPMorgan, Wells Fargo, Fidelity, Morgan Stanley, Citi, Interactive Brokers, and any additional brokers approved by the Company from time to time.

“Beneficial Ownership” means an interest in a Security for which an Access Person or any member of the Access Person’s immediate family or other person residing in the same household, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect pecuniary interest. For purposes of this Code of Ethics, the term “Beneficial Ownership” is interpreted in the same manner as it would be under Rule 16a-1(a)(2) under the Exchange Act in determining whether a person has Beneficial Ownership of a Security for purposes of Section 16 of the Exchange Act and the rules and regulations thereunder.

“Blackout Exempted Security” means a Reportable Security that the Company has traded during the Blackout Period and is (i) a constituent stock of the S&P 500 index; (ii) an exchange traded fund; or (iii) a municipal bond.

“Blackout Period” means, with respect to each Reportable Security, the 10 trading days immediately prior to the date on which a Trading Request is submitted.

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“Certificate of Compliance with the Code of Ethics and Insider Trading Policy” means a certificate of compliance required to be submitted by this Code of Ethics that requires the Access Person submitting such certificate to attest to that: (i) such person has read and understands the Code of Ethics; (ii) such person has complied with the Code of Ethics during the course of employment by, or association with, the Company; (iii) will continue to adhere to the Code of Ethics during the course of such person’s employment or association with the Company in the future; and (iv) such person agrees to promptly report to the Chief Compliance Officer any violation or suspected violation of the Code of Ethics of which such person becomes aware.

“Federal Securities Laws” means the Securities Act, the Exchange Act, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, the Advisers Act, Title V of the Gramm-Leach-Bliley Act, and any rules adopted by the SEC, or any other regulatory authority under these statutes, the Bank Secrecy Act as it applies to funds and investment advisers, and any rules adopted thereunder by the SEC or by the Department of Treasury.

“Initial Public Offering” means an offering of securities registered under the Securities Act, the issuer of which, immediately before the registration, was not subject to the reporting requirements of sections 13 or 15(d) of the Exchange Act.

“Limited Offering” means an offering that is exempt from registration under the Securities Act, which includes offerings by most hedge funds and private equity funds.

“Outside Business Activities” means (i) outside employment, providing services for hire, or actively engaging in a for-profit endeavor including, without limitation, as a consultant, general partner, managing member, proprietor, or other similar role (ii) serving as a director, officer, or trustee of a company, and (iii) sitting on boards or finance committees of charitable organizations.

“Outside Business Interests” means any investment or ownership interest resulting from or related to an Access Person’s Outside Business Activities. Some examples of Outside Business Interests include, without limitation, direct ownership of property not used for the relevant Access Person’s or her/his family’s residential use, ownership interests in joint ventures, partnerships, etc. in which the Access Person actively takes part in the conduct of the business of such joint venture, partnership, etc.

“Personal Securities Transactions” means any transaction in which an Access Person or any member of his or her immediate family (as described herein) acquires or disposes of a Security in which the Access Person or such family member has or gains a direct or indirect Beneficial Ownership interest.

“PTA Compliance Platform” means the browser-based software application that automates, in part, compliance with this Code of Ethics and applicable underlying personal trading regulations and facilitates pre-approval review, post-trade reconciliation and reporting and the documentation of such matters. The Company’s PTA Compliance Platform currently is Protegent’s Personal Trading Assistant (PTA) software, which the Company has licensed from SunGard.

“Quarterly Securities Transactions Report” means a report meeting the requirements of Rule 204A-1. Delivery of such Quarterly Securities Transactions Report generally must be made by delivery of trade confirmations and other account information via the PTA Compliance Platform as determined by the Chief Compliance Officer.

“Reportable Security” means any Security other than: (i) direct obligations of the Government of the United States; (ii) bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; (iii) shares issued by money market funds; (iv) shares issued by registered open-end investment companies (other than those that are RIC Clients); or (iv) shares issued

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by unit investment trusts that are invested exclusively in one or more registered open-end investment companies (none of which are RIC Clients).

“Restricted List” means the list of “restricted” securities or issuers. The Company shall maintain (and modify from time to time) the Restricted List on the Company’s intranet and the PTA Compliance Platform.

“Security” means any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a ‘‘security’’, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing.

“Trading Request” means a request to trade a Reportable Security.

Persons Covered by this Code of Ethics

This Code of Ethics is applicable to all Access Persons.

Statement of General Principles

One of the primary goals of this Code of Ethics is to identify and resolve conflicts of interest to the benefit of the Company’s Clients. Accordingly, the Company and each Access Person acknowledges the general principles that Access Persons:

(i)	owe a fiduciary obligation to all Clients;
(ii)	have the duty at all times to place the interests of all Clients first and foremost;
(iii)	must refrain from taking inappropriate advantage of one’s position with the Company;
(iv)	must conduct their Personal Securities Transactions in a manner that avoids conflicts or the appearance of conflicts of interest, or abuses of their position of trust and responsibility;
(v)	must avoid actions or activities that allow (or appear to allow) them or their immediate families to benefit from their position with the Company, at the expense of the Company’s Clients, or that bring into question his or her judgment or integrity;
(vi)	avoid any Outside Business Interest or Outside Business Activity that creates or appears to create a conflict between personal interests and the interests of the Company or its Clients; and
(vii)	must comply with all applicable Federal Securities Laws.

Access Persons are required to conduct all Personal Securities Transactions in full compliance with this Code of Ethics, and should not take any action that could cause even the appearance of unfairness or impropriety, relative to the Company’s Clients. Ambiguous situations must be promptly brought to the attention of the Chief Compliance Officer, and will be resolved in favor of Client interests.

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Finally, this Code of Ethics requires Access Persons, among other things, to: (i) have all Personal Securities Transactions involving Reportable Securities pre-approved; (ii) report all their Personal Securities Transactions involving Reportable Securities to the Chief Compliance Officer periodically; (iii) have new Outside Business Interests and Outside Business Activities pre-approved; (iv) report all their Outside Business Interests and Outside Business Activities to the Chief Compliance Officer periodically; (v) report certain gifts, as described herein, to the Chief Compliance Officer and (v) certify their compliance with this Code of Ethics on at least an annual basis.

Each Access Person must carefully read this Code of Ethics and the Insider Trading Policy. Each Access Person must submit a Certificate of Compliance with the Code of Ethics and the Insider Trading Policy within 10 days of becoming an Access Person, and annually within 30 days after each calendar year end, to indicate that the Access Person has read this Code of Ethics and the Insider Trading Policy and promise to abide by it. The Certificate of Compliance generally should be submitted via the PTA Compliance Platform. Any questions regarding the Code of Ethics or the Insider Trading Policy should be referred to the Chief Compliance Officer. Each Access Person must keep this copy of this Code of Ethics and the Insider Trading Policy for reference.

General Prohibitions and Restrictions

Prohibition Against Fraud, Deceit and Manipulation

No Access Person shall, in connection with the purchase or sale, directly or indirectly, of a Security held or to be acquired by a Client:

(i)	employ any device, scheme or artifice to defraud any Client or prospective Client (or any investor or prospective investor);
(ii)	make any untrue statement of a material fact or omit to disclose to a Client or prospective Client (or any investor or prospective investor) any material fact that, in light of the circumstances under which they are made, could be construed as being misleading;
(iii)	engage in any act, practice or course of business which would operate as a fraud or deceit upon any Client or prospective Client (or any investor or prospective investor); or
(iv)	engage in any manipulative practice with respect to any Client or prospective Client. (or any investor or prospective investor)

Client Priority

Access Persons must give priority on all investments to the Company’s Clients. Accordingly, Personal Securities Transactions must not conflict with the interests of any Client of the Company. Whether a specific transaction or other action falls into this category will vary based on the relevant facts and circumstances of each transaction or other action. However, an inherent conflict of interest exists in each of the following situations, each of which is prohibited by this Code of Ethics:

(a)	purchasing Securities for the account of an Access Person before or at the same time as purchasing such Securities for a Client Account;
(b)	knowingly purchasing or selling Securities, directly or indirectly, in such a way as to cause an adverse effect on the value of a Client’s account;
(c)	using knowledge of Securities transactions by a Client, or causing a Client to engage in Securities Transactions, to profit personally, directly or indirectly, by the market effect of such transactions; and

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(d)	giving to any person information not generally available to the public about contemplated, proposed or current purchases or sales of Securities by or for a Client, except to the extent necessary to effectuate such transactions.

Pre-Approval for Personal Securities Transactions and Prohibited Transactions

Approved Transactions Only

Unless otherwise specifically permitted by this Code of Ethics, an Access Person may only effect a Personal Securities Transaction in a Reportable Security if such Personal Securities Transaction has been pre-approved, as discussed below in the section entitled Procedures for Pre-Approval. Access Persons should assume that any investment not undertaken for a Client must be approved by Legal and Compliance.

In the event that an Access Person affects a Personal Securities Transaction in any Reportable Security without receiving pre-approval, such Access Person may be required, at the discretion of the Company, to immediately close out his or her position in the Security and to disgorge any profit from the transaction or suffer any applicable loss, or take such other action as the Company may determine to be necessary or appropriate under the circumstances. Such activity may subject the Access Person to disciplinary action by the Company, such as a suspension of the ability to engage in Personal Securities Transactions and, up to and including, termination of such Access Person’s employment.

Pre-Approval for IPOs and Limited Offerings

An Access Person must obtain prior approval to purchase a Reportable Security in any Initial Public Offering or participating in a Limited Offering (including, without limitation, purchases of Securities in Initial Public Offerings or Limited Offerings by any person with respect to which the Access Person submits Holdings Reports). It is important to note that participation in a Limited Offering includes making an investment in a privately-owned business or enterprise, investing in a hedge fund or private equity fund (whether or not advised by the Company), or the acquisition (whether acquired directly or indirectly) of an ownership interest in a corporation, partnership, limited partnership, limited liability company, or a right to receive payments made pursuant to any note, bond, debenture, evidence of indebtedness, etc..

When seeking pre-approval, the Access Person is required to first attempt to complete the Trading Request via the PTA Compliance Platform pursuant to the Company’s procedures for pre-approval described below. If the Access Person is unable to do so successfully, the Access Person should contact the Chief Compliance Officer to obtain approval. The approval or denial of an Access Person’s request to purchase Reportable Securities in an Initial Public Offering or Limited Offering shall be maintained in accordance with the Company’s Policy Regarding Recordkeeping.

Restricted List

From time to time, the Company may identify specific Securities or issuers as “restricted” by adding such issuer of such Security to the Company’s Restricted List. All transactions in any Security or issuer on the Restricted List are prohibited unless the Company is participating in the private transaction giving rise to the issuer being added to the Restricted List. Prior to placing a trade (or submitting a Trading Request) for any Reportable Security, it is the obligation of each Access Person to check the Restricted List maintained by the Company which will be maintained on both its intranet and the PTA Compliance Platform.

Procedures for Pre-Approval

Prior approval is required for each Personal Securities Transaction involving Reportable Securities. A written Trading Request, setting forth the details of the transaction, should be used to obtain such approval. The

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PTA Compliance Platform is the preferred method for submitting Trading Requests and Access Persons seeking to submit a Trading Request should attempt to submit such request via the PTA Compliance Platform. The PTA Compliance Platform is an automated system and is designed to promptly approve or deny Trading Requests by applying the Company’s pre-clearance rules. If an Access Person has difficulty submitting a Trading Request via the PTA Compliance Platform (which may occur, for example, if PTA is unable to identify a symbol), such Access Person should contact the Chief Compliance Officer.

Denial or approval of a Trading Request will be made in writing (generally via an email generated by the PTA Compliance Platform) and any such approval is valid for only 24 hours. If an Access Person does not consummate the approved Personal Securities Transaction within 24 hours after receiving approval of the related Trading Request, another Trading Request for such transaction must be submitted and approved before such Personal Securities Transaction can be made.

Any question regarding the denial of a Trading Request by the PTA Compliance Platform, should be directed to the Chief Compliance Officer. With respect to an Access Person who is a member of Legal and Compliance, a Trading Request for which approval is not approved via the PTA Compliance Platform can only be approved by another member of Legal and Compliance.

All Access Persons shall receive initial and periodic training on the PTA Compliance Platform.

Factors Considered in Pre-Approval

The PTA Compliance Platform has been set up to review each Trading Request against a set of rules based on this Code of Ethics and the factors described below. If a Trading Request is denied by the PTA Compliance Platform, the Access Person shall not consummate the Personal Securities Transaction for which approval was denied. Any Access Person that has questions about the denial of a Trading Request should contact the Chief Compliance Officer.

The factors generally taken into account when deciding to approve or deny a Trading Request are: (i) whether any Client has recently traded such Security; (ii) whether the nature of the Personal Securities Transaction or person effecting the transaction is likely to affect the price of or market for the Security; and (iii) whether the Personal Securities Transaction would create the appearance of impropriety, regardless of whether an actual conflict of interest exists or would result. Accordingly, the decision to approve or deny each Trading Request will be based upon the following rules:

Blackout Period

Except with respect to Blackout Exempted Securities, Access Persons are prohibited from trading a Security that was traded on behalf of Clients during the Blackout Period (i.e., the 10 trading days immediately prior to the date on which a Trading Request is submitted). During the Blackout Period Access Persons also are prohibited from trading any Security that references the Security to which the Blackout Period relates (such as an option) as well as any Security of the same issuer (e.g., preferreds, bonds, warrants, convertibles, etc.) until the Blackout Period relating to such Security has expired. The Blackout Period is in effect at all times, and each trade of a particular Security will result in a new Blackout Period.

Personal Securities Transactions in Blackout Exempted Securities remain subject to pre-approval and the other rules discussed in this Code of Ethics.

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Mandatory Minimum Holding Period

Subject to certain exceptions, Reportable Securities that are purchased or sold in a Personal Securities Transactions are subject to a minimum holding period of 60 calendar days (such period, the “Minimum Holding Period”). No Reportable Security may be sold (or short position in respect of a Reportable Security covered) unless the number of shares of such Reportable Security purchased or sold in the Personal Securities Transaction has been held (long or short) for at least 60 calendar days.

Please note that pre-approval is still required for all Personal Securities Transactions, notwithstanding the fact that the Minimum Holding Period has expired.

Futures, Commodities and Options

Access Persons are prohibited from trading for speculative purposes and accordingly, no Access Person shall be permitted to trade futures or commodities. Similarly, Access Persons are prohibited from trading options unless such options are being traded for hedging purposes (subject to all of the other provisions of this Code of Ethics). With respect to the foregoing, “hedging purposes” is intended to mean activity such as writing covered calls or buying puts against long positions, such that the number of option contracts written or purchased, do not, in the aggregate: (i) relate to a greater number of shares than the number of shares held; or (ii) have a notional value greater than the value of the positions being hedged.

Trading Requests for options trades must be submitted via the PTA Compliance Platform, and must properly indicate the particular option that the Access Person intends to buy or sell. In other words, when submitting a Trading Request to trade an option, Access Persons shall not submit a request to trade the Reportable Security to which the option relates – the Trading Request must specifically set forth the option such Access Person would like to buy or sell.

If an Access Person encounters difficulty successfully entering the Trading Request (e.g., the symbol or other information relating to the desired option is not recognized by PTA), the Access Person should contact the Chief Compliance Officer with the details of the proposed transaction.

Once submitted, a Trading Request with respect to an option trade will not be approved automatically by the PTA Compliance Platform. Instead, the Access Person will be notified that the request is in “pending” status and the Chief Compliance Officer will review the proposed request on a case-by-case basis. If the proposed option trade is approved, the Access Person will be notified in writing. Given the manual nature of Trading Requests involving options, such requests should be minimized.

Maintenance of Personal Securities Accounts at Approved Brokerage Firms

Unless alternative arrangements have been approved by the Chief Compliance Officer, Access Persons and members of his or her immediate family sharing such Access Persons’ household shall only maintain a Personal Securities Account (as defined below) at an Approved Brokerage Firm.

Except as otherwise provided in this Code of Ethics, or permitted by the Chief Compliance Officer, within 30 days of becoming an Access Person, such Access Person must close any Personal Securities Account: (i) in which such Access Person or any member of his or her immediate family sharing such Access Person’s household has direct or indirect Beneficial Ownership; (ii) for which Reportable Securities may be purchased or sold; and (iii) that is not maintained at an Approved Brokerage Firm. Any such account closure may be by way of an account transfer to an Approved Brokerage Firm.

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A “Personal Securities Account” is each account through which such Access Person or any member or his or her immediate family sharing such Access Person’s household has or may obtain direct or indirect Beneficial Ownership in Reportable Securities. In other words, a Personal Securities Account is any account in which Reportable Securities are held, or can be held, purchased, or sold, that is maintained by or for the economic benefit of an Access Person or any member of his or her immediate family sharing such Access Person’s address. The term Personal Securities Account is not limited to accounts maintained at a brokerage firm, bank or similar institution, and includes accounts maintained with insurance companies, former employers, or any other institution in which a Reportable Security is or can be held.

Please note however, that an account over which an Access Person has no direct or indirect influence or control is not considered a Personal Securities Account, and Access Persons are not required to receive approval for transactions in such account or submit Securities holdings or transactions reports with respect to such accounts.

New Brokerage Accounts

If an Access Person wishes to open a new or additional Personal Securities Account (which may only be with an Approved Brokerage Firm), such Access Person is required to notify the Chief Compliance Officer before opening such account. Once such account has been established, the Access Person shall provide to the Chief Compliance Officer as soon as possible after such account is established the information necessary to facilitate the receipt by the Company of account statements and trade confirmations via the PTA Compliance Platform.

Securities Holdings and Transaction Reporting Requirements

All Access Persons must comply with the reporting requirements set forth below with respect to their Personal Securities Accounts. Except as otherwise provided herein, all reports and any other information filed under this Code will be treated as confidential, unless such information is required to be disclosed to certain regulatory or other authorities by operation of law (e.g., in response to an SEC request for information, etc.).

Initial Securities Holdings Report

Within 10 days of the date any person first becomes an Access Person, such person must submit a report listing: (i) all Personal Securities Accounts; and (ii) providing certain information with respect to all Reportable Securities in which such Access Person or any member of his or her immediate family sharing such Access Person’s household has a direct or indirect Beneficial Ownership, whether or not held in a Personal Securities Account (an “Initial Securities Holdings Report”). An Access Person’s Initial Securities Holdings Report must be submitted via the PTA Compliance Platform or in another format permitted by the Chief Compliance Officer, must be accurate as of a date that is no more than 45 days prior to the date on which the person became an Access Person, and must contain at least the following information:

(i)	the name of each broker, dealer or bank with which such Access Person maintains an account holding a Reportable Security or an account in which a Reportable Security may be held;
(ii)	the account number of each account in which a Reportable Security is held or may be held;
(iii)	the title and type of security, exchange ticker symbol or CUSIP number, as applicable, number of shares, and value or principal amount of each Reportable Security in which the access person has any direct or indirect beneficial ownership;

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(iv)	the name of broker, dealer or bank with which such Access Person maintains an account holding a Reportable Security or an account in which a Reportable Security may be held; and
(v)	the date on which the report is submitted.

A sample form of an Initial Securities Holdings Report is included in the Appendix.

Annual Securities Holdings Reports

Each Access Person is required, within 30 days after the end of the Company’s calendar year to file a report providing certain information with respect to all: (i) Personal Securities Accounts; and (ii) Reportable Securities in which such Access Person or any member of his or her immediate family sharing such Access Person’s household has a direct or indirect Beneficial Ownership, whether or not held in a Personal Securities Account (an “Annual Securities Holdings Report”). Such Annual Securities Holdings Report must contain at least the following information, which must be accurate as of December 31 of the calendar year just-ended:

(i)	the date on which the report is submitted;
(ii)	with respect to each of such Access Person’s Personal Securities Accounts, the name of institution (broker, dealer or bank, etc.) with which the account is held, and the account number;
(iii)	with respect to each Reportable Security in which such Access Person has an direct or indirect Beneficial Interest, and as applicable:
(a)	the name of the institution (broker, dealer or bank, etc.) with which the Reportable Security is held;
(b)	the title and type of security and ticker symbol or CUSIP number;
(c)	the number of shares, units, etc., held;
(d)	the interest rate and maturity date; and
(e)	the value and principal amount.

The PTA Compliance Platform is the preferred method to be used in order to submit Annual Holdings Reports. Under most circumstances, the PTA Compliance Platform will automatically generate each Access Person’s Annual Holdings Report using the data received from the Approved Brokerage Firms. Please note, however, that Access Persons are required to certify that their Annual Holdings Reports are accurate, and accordingly, Access Persons have an obligation to make sure that information relating to such Access Person’s holdings of Reportable Securities contained therein is accurate.

A sample form of an Annual Securities Holdings Report is included in the Appendix.

Quarterly Securities Transactions Reports

General Requirements

Within 30 days after the end of each calendar quarter, each Access Person must submit a Quarterly Securities Transactions Report listing certain information about each transaction involving a Reportable Security in which such Access Person had, or as a result of the transaction, acquired, direct or indirect Beneficial Ownership during such calendar quarter. Each Quarterly Securities Transactions Report required to be delivered by this Code of Ethics shall include at least the following information:

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(i)	the date of each transaction, the title, type and as applicable the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares and principal amount of each Reportable Security involved;
(ii)	the nature of the transaction (e.g., purchase, sale, etc.);
(iii)	the price of the Reportable Security at which the transaction was effected;
(iv)	the name of broker, dealer or bank through which the transaction was effected; and
(v)	the date on which the report is submitted.

A sample form to be used for the submission of Quarterly Securities Transactions Reports is included in the Appendix.

Information Permitted in Lieu of Report

Rule 204A-1 permits the Company to not require an Access Person to file a Quarterly Securities Transactions Report if the information required to be included in such report would duplicate the information contained in trade confirmations or account statements held in the Company’s records (so long as such confirmations and statements are received within 30 days after the end of the applicable calendar quarter).

To facilitate the receipt and maintenance of the required information, the Company utilizes the PTA Compliance Platform and maintains file transfer protocols with each Approved Brokerage Firm. Each Approved Brokerage Firm sends electronic files containing information regarding each Access Persons’ trading activity and Securities holdings. If an Access Person chooses to maintain a Personal Securities Account, the Company requires such Access Person to consent to the electronic delivery of such information.

As a result of the foregoing measures, Access Persons who maintain accounts only with Approved Brokerage Firms are generally not required to submit Quarterly Securities Transactions Reports.

If an Access Person is not able to provide all of the required information with respect to all of such Access Person’s trading activity and Securities holdings for a given quarter, such Access Person shall submit a Quarterly Securities Transactions Report.

Each such Quarterly Securities Transactions Report must be submitted within 30 days after the end of such calendar quarter and must be provide information relating to each Personal Securities Transaction during the applicable calendar quarter, via a copy of trade confirmations, account statements or other documents containing equivalent information generated by a third party showing, as applicable:

(i)	the date and nature of the transaction (e.g., purchase, sale, etc.);
(ii)	the title of the Reportable Security, and as applicable the ticker symbol or CUSIP number;
(iii)	the number of shares, units, etc., purchased or sold;
(iv)	the interest rate, maturity date, and principal amount of the Reportable Security involved;
(v)	the price of the Reportable Security at which the transaction was effected; and
(vi)	the name of the institution (e.g., broker, dealer or bank) through which the transaction was effected.

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Transactions That May Be Excluded from Quarterly Securities Transaction Reports

Access Persons are not required to report the following Personal Securities Transactions:

(i)	transactions effected for any account over which the Access Person has no direct or indirect influence or control;
(ii)	transactions effected pursuant to an automatic reinvestment plan;
(iii)	purchases of Securities issued by Private Fund Clients;
(iv)	purchases arising from the exercise of rights issued by an issuer pro rata to all holders of a class of its Securities, as long as the Access Person acquired these rights from the issuer and sales of such rights.

Policy Regarding Insider Trading

In accordance with Federal Securities Laws, the Company has adopted policies and procedures that are reasonably designed to identify and prevent the misuse of material, non-public information. The Policy Regarding Insider Trading applies to all Access Persons, is hereby incorporated by reference and is attached hereto as an Exhibit.

Receipt of Gifts and Business Entertainment

All gifts (including actions such as a favor or preferential treatment) even if insignificant in amount, may create or appear to create a conflict of interest between the Company and its Clients. No Access Person should offer any gifts, favors or gratuities, nor accept any gifts, favors or gratuities that could be viewed as influencing decision-making or otherwise could be considered as creating a conflict of interest on the part of the recipient. Specifically, Access Persons must consider carefully whether a conflict of interest may be created or may appear to be created before accepting any gift, favor, gratuity or preferential treatment, even if insignificant, from any person or entity that:

(i)	does business with or on behalf of the Company;
(ii)	is or may appear to be connected with any present or future business dealings between the Company and that person or organization; or
(iii)	may create or appear to create a conflict of interest.

The receipt of gifts by Access Persons, particularly Access Persons with significant influence over decision-making, has the potential to be viewed skeptically by potential investors and regulators, and accordingly, the receipt of gifts should be kept to a minimum. The acceptance of any gift having a reasonable fair market (or retail) value in excess of $100 per individual must be approved by Legal and Compliance, which can be obtained through the PTA platform.

In addition to the receipt of gifts, attendance at dinners, cocktail parties, golf outings, sporting events and other similar events or performances also may create or appear to create a conflict of interest between the Company and its Clients. Attendance at events such as dinners, cocktail parties, golf outings, sporting events or theater, etc., where the person offered the invitation and the person extending the invitation are both in attendance and discuss business (i.e., the purpose of the outing is relationship building) is considered “business entertainment.” Access Persons are not permitted to receive or provide excessive business entertainment, and must consider carefully whether a conflict of interest may be created or may appear to be created by attending an event intended to be business entertainment. Whether proposed business entertainment could be considered excessive or create a conflict of interest depends on the circumstances relating to the proposed event, such as

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location of the event, number of attendees, etc. To the extent attending an event would create or would appear to create a conflict of interest, the Access Person should immediately report the matter to the attention of the Chief Compliance Officer.

Access Persons may accept invitations to business entertainment events relevant to their function at the Company (which may include travel, meals and accommodations), provided that such business entertainment is not excessive and cannot reasonably be viewed as creating or potentially creating a conflict of interest. Notwithstanding the foregoing, accepting an invitation for business entertainment where the reasonable fair market value of the entertainment (e.g., meals, tickets, etc.) provided to the Access Person, including such Access Person’s guest(s), if applicable, exceeds $300, requires the prior approval of Legal and Compliance. Requests for approval to attend any such event should be submitted via the PTA Compliance Platform.

Outside Business Interests and Outside Business Activities

Outside Business Interests and Outside Business Activities might directly or indirectly affect an Access Person’s duties to the Company or raise serious regulatory issues and concerns, including conflicts of interest and access to material nonpublic information. As a result, Access Persons are prohibited from obtaining Outside Business Interests or engaging in Outside Business Activities without the prior written approval of the Chief Compliance Officer. Approval will be granted on a case by case basis, subject to proper resolution of potential conflicts of interest, if any. Access Persons seeking approval to engage in such activities should complete the electronic Outside Business Interests and Activities Form via the PTA Compliance Platform.

If an Access Person comes into possession of material nonpublic information as a result of their Outside Business Activities, he or she must immediately notify the Chief Compliance Officer. See the Policy Regarding Insider Trading.

Within 10 days of the date of becoming an Access Person, and within 30 days of each calendar year end, each Access Person must disclose such person’s Outside Business Interests and Outside Business Activities. This disclosure should be submitted via the PTA Compliance Platform. The Chief Compliance Officer may require an Access Person to provide additional information or documentation with respect to an Outside Business Interests and Outside Business Activities, and in such cases, may require such Access Person to complete one or more hard copy questionnaires. An example of a questionnaire that can be used in such circumstances is included in the Appendix.

Factors Considered in Pre-Approval of Outside Business Interests and Outside Business Activities

Whether a particular outside activity may be approved or continued in the future will depend on a variety of factors including the extent to which the proposed activity could violate any law or regulation, interfere with the Access Person’s responsibilities, involve prolonged absences during business hours, compete with Company interests, or whether the Company has, or could be deemed to have a business relationship with the organization or entity on behalf of which an Access Person seeks to engage in Outside Business Activities. Additionally, the possibility of adverse publicity and potential liability may be considered.

Confidentiality of Company Transactions

Information relating to any Client’s investment activities is strictly confidential and should not be discussed with anyone outside the Company.

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Enforcement of this Code of Ethics

Chief Compliance Officer’s Duties and Responsibilities

The Chief Compliance Officer shall be primarily responsible for administering and enforcing the provisions of this Code of Ethics. The Chief Compliance Officer shall:

(i)	maintain a current list of all Access Persons;
(ii)	supervise, implement and enforce the terms of this Code of Ethics;
(iii)	(a) provide each Access Person with a current copy of this Code of Ethics and any amendments thereto, (b) notify each person who becomes an Access Person of the reporting requirements and other obligations under this Code of Ethics at the time such person becomes an Access Person, and (c) require each Access Person to provide a signed Certificate of Compliance for the Code of Ethics and Insider Trading Policy;
(iv)	maintain a restricted list of all securities which the Company is in possession of material non-public information;
(v)	maintain a list of Approved Brokerage Firms;
(vi)	determine whether any Trading Request should be approved in accordance this Code of Ethics;
(vii)	maintain files of statements and other information to be reviewed for the purpose of monitoring compliance with this Code of Ethics, which information shall be kept confidential by the Company, except as required to enforce this Code of Ethics, or to participate in any investigation concerning violations of applicable law;
(viii)	review all Initial and Annual Securities Holdings Reports required to be provided by each Access Person pursuant to this Code of Ethics to determine whether a Code of Ethics violation may have occurred
(ix)	determine if any conflict of interest or violation of this Code of Ethics results from or may be seen as resulting from the receipt of a gift or an acceptance of an invitation to attend business entertainment by an Access Person;
(x)	determine if any conflict of interest or violation of this Code of Ethics results from or may be seen as resulting from an Outside Business Activity or Outside Business Interest;
(xi)	review on a periodic basis: transactions reported by each Access Person pursuant to this Code of Ethics to determine whether a Code of Ethics violation may have occurred;
(xii)	review any other statements, records and reports required by this Code of Ethics; and
(xiii)	review on a regular basis and update as necessary, this Code of Ethics.

Violations of this Code of Ethics

If the Chief Compliance Officer determines or suspects that a violation of this Code of Ethics has occurred, the Chief Compliance Officer shall take appropriate action. If the Chief Compliance Officer determines that an Access Person has violated this Code of Ethics, the Chief Compliance Officer shall prepare documentation of such determination and shall take appropriate remedial or corrective action. In addition, the Chief Compliance Officer may impose upon such Access Person sanctions that the Chief Compliance Officer deems appropriate in view of the facts and circumstances. Sanctions with respect to any Access Person (including a principal) may

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include written warning, a letter of censure and/or restitution or fines, as determined by the Chief Compliance Officer. In addition, the Company reserves the right to require the offending Access Person to reverse, cancel or freeze, at the Access Person’s expense, any transaction or position in a specific Security if the Company believes the transaction or position violates this Code of Ethics and/or the Company’s general fiduciary duty to its Clients, or otherwise appears improper. Violations of this Code of Ethics may also result in suspension or termination of employment. All violations of this Code of Ethics must be immediately reported to the Chief Compliance Officer.

Recordkeeping

The Company will maintain records in accordance with the Company’s Policy Regarding Recordkeeping:

(i)	a copy of this Code of Ethics and any other preceding code of ethics that, at any time within the past 5 years, has been in effect in an easily accessible place;
(ii)	a record of any Code of Ethics violation and of any sanctions imposed for a period of not less than 5 years following the end of the fiscal year in which the violation occurred, the first 2 years in an easily accessible place;
(iii)	a copy of each report (including monthly statements) made by an Access Person under this Code of Ethics for a period of not less than 5 years from the end of the fiscal year in which it is made, the first 2 years in an easily accessible place;
(iv)	a record of all persons who are, or within the past 5 years have been, required to submit reports under this Code of Ethics, or who are or were responsible for reviewing these reports for a period of at least 5 years after the end of the fiscal year in which the report was submitted, the first 2 years in an easily accessible place; and
(v)	a record of any decision, and the reasons supporting the decision, to approve the acquisition by an Access Person of Securities acquired in an Initial Public Offering or Limited Offering, for a period of at least 5 years after the end of the fiscal year in which the approval is granted, the first 2 years in an easily accessible place.

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EXHIBIT

POLICY REGARDING INSIDER TRADING

The Company and its Access Persons have a fiduciary duty to the Company’s Clients. That fiduciary duty requires that the Company implement and enforce certain standards of conduct that are applicable to all of its Access Persons in order to protect the confidentiality of material non-public information held by the Company. To that end, and in accordance with Section 204A under the Advisers Act, the Company has adopted this policy regarding material nonpublic information and insider trading (this “Policy”).

Each Access Person must carefully read this Policy. Each Access Person must sign, date, and submit a Certificate of Compliance with the Code of Ethics and the Insider Trading Policy to indicate that the Access Person has read this Policy. Any questions regarding this Policy should be referred to the Chief Compliance Officer. Each Access Person should keep this copy of this Policy for reference.

General Insider Trading Policy Statement

It is the Company’s policy to conduct its business in full compliance with applicable law, and to ensure that all Supervised Persons do so as well. This Insider Trading Policy sets forth the prohibitions and procedures all Supervised Persons must observe to comply with applicable law regarding insider trading

This Insider Trading Policy applies to every Access Person and extends to activities both within and outside the scope of their duties at the Company. The Company forbids any Access Person from engaging in any activities that would be considered to be “insider trading”.

The term “insider trading” is not defined in Federal Securities Laws, but generally is understood to prohibit the following activities:

(i)	trading by an insider, while in possession of material non-public information;

(ii)	trading by a non-insider, while in possession of material non-public information, where the information either was disclosed to the non-insider in violation of an insider’s duty to keep it confidential or was misappropriated;

(iii)	recommending the purchase or sale of securities while in possession of material non-public information; or

(iv)	communicating material non-public information to others (i.e., “tipping”).

The Company forbids any Access Person from: (i) trading either personally or on behalf of others, including Clients, based on material non-public information in violation of applicable law; (ii) communicating material non-public information to others in violation of applicable law; or (iii) knowingly assisting someone engaged in these activities. All information relating to the Company’s activities, including investment analyses, investment recommendations, and proposed and actual investments, is proprietary and confidential and shall be treated in the same manner as material, non-public information. Accordingly, Access Persons must not use information relating to the Company’s activities to benefit themselves at the expense of Clients, and must not disclose such information to anyone outside the Company without prior approval from Legal and Compliance.

The elements of insider trading and the penalties for such unlawful conduct are discussed below. If, after reviewing this Insider Trading Policy, you have any questions, please consult with the Chief Compliance Officer.

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Who is an Insider?

The concept of “insider” is broad and includes officers, directors, partners, members and other employees of a company. In addition, a person can be a “temporary insider” if he or she enters into a special confidential relationship in the conduct of a company’s affairs and, as a result, is given access to information solely for the company’s purposes. A temporary insider can include, among others, a company’s attorneys, accountants, consultants, financial advisers, bank lending officers, and the employees of these organizations. In addition, the Company and its Access Persons may become temporary insiders of a company that the Company advises or for which the Company performs other services. According to the U.S. Supreme Court, before an outsider will be considered a temporary insider for these purposes, the company must expect the outsider to keep the disclosed non-public information confidential and the relationship must, at least, imply such a duty.

What is Material Information?

Generally, information is considered material if: (i) there is a substantial likelihood that a reasonable investor would consider it important in making his or her decision to buy, sell or hold a company’s securities; or (ii) it is reasonably certain to have a material effect on the price of a company’s securities. Information that should be considered material includes, but is not limited to, the following: dividend changes, earnings estimates, changes in previously released earnings estimates, a joint venture, executive turnover, the borrowing of significant funds, a major labor dispute, merger or acquisition proposals or agreements, major litigation, liquidity problems, significant new products, services, or contracts, the cancellation or loss of significant orders, products, services or contracts, and extraordinary management developments. In addition, planned trading on behalf of Clients and non-public Client holdings are generally considered material. For information to be considered material it need not be so important that it would have changed an investor’s decision to purchase or sell particular securities; rather it is enough that it is the type of information on which reasonable investors rely in making purchase or sale decisions. The materiality of information relating to the possible occurrence of any future event would depend on the likelihood that the event will occur and its significance if it did occur.

Material information does not have to relate to a company’s business, but can also relate to events or circumstances affecting the market for a company’s securities. For example, certain information about the contents of a forthcoming newspaper column that was expected to affect the market price of a Security has been considered material.1

What is Non-Public Information?

All information is considered non-public until it has been effectively communicated to the marketplace. In other words, information is considered non-public until some fact exist that shows that the information is generally public. For example, information found in a report filed with the SEC, or appearing on Bloomberg or in Dow Jones, Reuters Economic Services, The Wall Street Journal or other publications of general circulation would be considered public. Information in bulletins and research reports disseminated by brokerage firms is also generally considered to be public information.

1        U.S. v. Carpenter, 791 F.2d 1024 (2d Cir. 1986), aff’d, 484 U.S. 19 (1987), (The Wall Street Journal reporter was found criminally liable for disclosing to others the dates that reports on various companies would appear in the Journal and whether those reports would be favorable or not. Affirmed without opinion by an evenly divided court with respect to the charge of insider trading based on the “misappropriation” theory).

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Bases for Liability

In order to be found liable for insider trading, a person must either: (i) have a fiduciary relationship with the other party to the transaction and have breached the fiduciary duty owed to that other party; or (ii) have misappropriated material non-public information from another person.

Fiduciary Duty

Insider trading liability may be imposed on the theory that the insider breached a fiduciary duty to a company. The U.S. Supreme Court held that there is no general duty to disclose before trading on material non-public information, and that such a duty arises only where there is a fiduciary relationship. However, non-insiders can acquire the fiduciary duties of insiders in certain other circumstances: (i) they can enter into a confidential relationship with the company through which they gain the information (e.g., attorneys, accountants, etc.); or (ii) they can acquire a fiduciary duty to the company’s shareholders as “tippees” if they were aware, or should have been aware, that they had been given confidential information by an insider that violated his or her fiduciary duty to the company’s shareholders by providing such information to an outsider. However, in the “tippee” situation, a breach of duty occurs only where the insider personally benefits, directly or indirectly, from the disclosure. Such benefit does not have to be pecuniary, and can be a gift, a reputational benefit that will translate into future earnings, or even evidence of a relationship that suggests a quid pro quo.

Misappropriation

Another basis for insider trading liability is the “misappropriation” theory. Under the misappropriation theory, liability is established when trading occurs as a result of, or based upon, material non-public information that was stolen or misappropriated from any other person. In U.S. v. Carpenter, the court held that a columnist for The Wall Street Journal had defrauded the publication when he obtained information that was to appear in the publication and used such information for trading in the securities markets. The court held that the columnist’s misappropriation of information from his employer was sufficient to give rise to a duty to disclose such information or abstain from trading thereon, even though the columnist owed no direct fiduciary duty to the issuers of the securities described in the column or to purchasers or sellers of such securities in the marketplace. Similarly, if information is given to an analyst on a confidential basis and the analyst uses that information for trading purposes, liability could arise under the misappropriation theory.

Certain Penalties for Insider Trading

Certain penalties for trading on or communicating material non-public information are severe, both for individuals involved in such unlawful conduct and their employers. A person can be subject to some or all of the penalties below even if he or she did not personally benefit from the violation. Penalties may include:

(i)	civil injunctions;

(ii)	criminal penalties for individuals of up to $1 million and for “non-natural persons” of up to $2.5 million plus, for individuals, a jail term of up to 10 years;

(iii)	disgorgement of profit gained or loss avoided;

(iv)	civil penalties for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefited;

(v)	civil penalties for the employer or other controlling person of up to the greater of $1 million per violation and three times the amount of the profit gained or loss avoided as a result of each violation; and

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(vi)	a permanent bar, pursuant to the SEC’s administrative jurisdiction, from employment or other association with any broker, dealer, investment company, investment adviser, or municipal securities dealer.

In addition, any violation of this Insider Trading Policy can be expected to result in serious sanctions by the Company, including dismissal for cause, suspension without pay, loss of bonus, loss of severance benefits, demotion or other sanctions. ANY SEC INVESTIGATION, EVEN ONE THAT DOES NOT RESULT IN CRIMINAL OR CIVIL PROSECUTION, CAN IRREPARABLY DAMAGE THE COMPANY’S REPUTATION AND AN INDIVIDUAL’S CAREER. IT IS ESSENTIAL TO AVOID EVEN THE APPEARANCE OF IMPROPRIETY.

Implementation of the Insider Trading Policy Procedures

The following procedures have been established to aid the Access Persons in avoiding insider trading, and to aid the Company in preventing and detecting insider trading. Every Access Person must follow these procedures or risk serious sanctions, as described above. If you have any questions about these procedures, please consult with the Chief Compliance Officer or other member of Legal and Compliance.

Identifying Insider Information

Before trading the securities of a company about which you may have potential insider information, or revealing such information to others, or making a recommendation based on such information, you should ask yourself the following questions:

(i)	Is the information material? Is this information that an investor would consider important in making an investment decision? Is this information that would materially affect the market price of the securities if generally disclosed?

(ii)	Is the information non-public? To whom has this information been provided? Has the information been effectively communicated to the marketplace by being published in The Wall Street Journal or other publications of general circulation, appearing on wire services or electronic media (such as Bloomberg), or has it otherwise been made available to the public?

If, after consideration of the above, you believe that the information is likely to be material and non-public, or if you have questions as to whether the information may be material and non-public, you should take the following steps:

(i)	Do not share such information with any Ionic personnel and immediately report the matter to Legal and Compliance. In consulting with Legal and Compliance, you should disclose all information that you believe may bear on the issue of whether the information you have is material and non-public so that appropriate security procedures can be implemented.

(ii)	Immediately cease purchasing, selling (including covering short positions) or recommending any transaction in any securities potentially impacted by such information.

(iii)	Refrain from communicating the information inside or outside the Company, (except to Legal and Compliance), especially in public spaces, hallways, elevators, restaurants, taxis or any other place where you may be overheard.

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After such information is communicated to Legal and Compliance, a determination regarding the appropriate action(s) to be taken (such as adding an issuer to the Restricted List) will be made and you will be instructed whether or not to continue to refrain from the conduct described above.

Restricting Access to Material Non-Public Information

All Access Persons should conduct themselves in a manner to avoid inadvertently receiving material non-public information (i.e., from an eager broker pitching a potential transaction). To the extent practicable, all communications which are reasonably likely to result in the dissemination of material non-public information should be avoided - only a member of Legal and Compliance may take the Company “over the wall.” To the extent the decision has been made to be taken over the wall with respect to any particular issuer, the Company will take appropriate action to safeguard such material, non-public information (such as enter into a transaction-specific confidentiality agreement and adding the issuer to the Company’s Restricted List).

In addition to the foregoing, information in your possession that has been determined to be material, non-public information must not be communicated to anyone (except as provided herein under Implementation of the Company Insider Trading Policy Procedures and Identifying Insider Information). In addition, you should take steps to protect sensitive documents (including, but not limited to documents that are known to contain material, non-public information) from accidentally being read by anyone without a business need to know the information.

Restricted List

Certain transactions or potential transactions may result in the Company coming into possession of material non-public information that could restrict trading in certain Securities. The Company maintains a Restricted List of issuers the Securities of which shall not be traded in personal or Client accounts. Once it is determined that the Company is no longer in possession of material non-public information, the issuer will be removed from the Restricted List. It is the responsibility of each Access Person to determine that a Security is not on the Restricted List before placing an order (whether a personal order or a Client order). In order to facilitate compliance with this Insider Trading Policy, a copy of the Restricted List is automatically displayed on each workstation each day, and upon any change in the contents of the list and the Restricted List is encoded into PTA and the Company’s OMS.

No Access Person may communicate to any person outside of the Company the fact that a name of any entity is on the Restricted List.

Supervisory Procedures

The Chief Compliance Officer is primarily responsible for administering and enforcing the provisions of this Insider Trading Policy. The supervisory procedures set forth below are reasonably designed to prevent and detect insider trading.

Prevention of Insider Trading

In addition to the prior approval and reporting procedures specified in the Company’s Code of Ethics, the following measures have been implemented to prevent insider trading by Access Persons:

(i)	each Access Person will be provided with a copy of the Code of Ethics and this Insider Trading Policy regarding insider trading;

(ii)	the members of Legal and Compliance will answer questions regarding this Insider Trading Policy and all procedures relating thereto;

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(iii)	the members of Legal and Compliance will resolve issues of whether information received by an Access Person is material and non-public;

(iv)	the Chief Compliance Officer will review this Insider Trading Policy on a periodic basis and update as necessary;

(v)	whenever it has been determined that an Access Person has material non-public information, the Chief Compliance Officer will: (a) implement measures to prevent dissemination of such information, and (b) restrict Access Persons from trading in the securities by placing such securities on the Company’s Restricted List (as described above); and

(vi)	upon the request of any Access Person, the Chief Compliance Officer a member of Legal and Compliance will promptly review and either approve or disapprove a request for clearance to trade in specified securities.

Detection of Insider Trading

To detect insider trading, the Chief Compliance Officer will (i) review the securities transaction reports filed pursuant to the Company’s Code of Ethics; (ii) review the trading activity of Client accounts managed by the Company; and (iii) take such other action as the Chief Compliance Officer believes to be necessary or appropriate to determine whether material non-public information has been provided to or acted been acted upon by an Access Person.

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